ACIES CORPORATION ANNOUNCES THIRD
QUARTER RESULTS FOR FISCAL 2007

Revenues Increase 8% and 40% for Comparable Three and Nine Month Periods

Conference Call and Web Cast Scheduled for Tuesday, February 13, 2006 at 11:00 AM ET

NEW YORK - (BUSINESS WIRE) - February 8, 2007 - Acies Corporation (OTCBB:ACIE), a business services company specializing in providing payment processing services primarily to small- to medium-size merchants across the United States, today announced its fiscal third quarter results for the three and nine months ended December 31, 2006.

Financial Highlights for the Three Months Ended December 31, 2006 Compared to Three Months Ended December 31, 2005:
•	Revenues increased 8% to $2,932,298, up from $2,716,075.
•
Gross margin was $300,639, as compared with $498,192, decreasing as a result of greater pricing pressure in certain merchant industries, and a greater proportion of business sourced through the lower-margin indirect sales channel.

•
G&A expense was $695,367 (including non-cash charges for option expense and restricted stock of $194,691), which represented 23.7% of revenues, compared to G&A expense of $520,385, which represented 19.2% of revenues.

•	Net loss increased to $405,021, or $0.01 loss per share, from $22,085, or $0.00 loss per share. The increase was due principally to the decreased gross margin and increased G&A expense.
•	Secured $2 million line of credit, drawing down $350,000 through December 31, 2006.

Financial Highlights for the Nine Months Ended December 31, 2006 Compared to Nine Months Ended December 31, 2005:
•	Revenues totaled $8,960,737, a 40% increase over revenues of $6,409,761.
•
Gross margin was $989,149, as compared with $1,076,118, decreasing as a result of greater pricing pressure in certain merchant industries, and a greater proportion of business sourced through the lower-margin indirect sales channel.

•
G&A expense was $1,792,827 (including non-cash charges for option expense and restricted stock of $286,651), which represented 20.0% of revenues, compared to G&A expense of $1,526,282, which represented 23.8% of revenues.

•
Net loss increased to $813,971, or $0.02 loss per share, compared to a net loss of $475,593, or $0.01 loss per share. The increase was due principally to the decreased gross margin and increased G&A expense.

Oleg Firer, President and Chief Executive Officer of Acies, commented, “While we are pleased to report year-over-year growth in revenues, we are not satisfied with the degree to which our rate of growth has slowed. With the $2 million credit facility which we secured in November 2006, and a revitalized sales force, starting from the leadership of that function, we now have the financial and human resources for Acies to be back on track toward achieving our goals. I am optimistic that we will resume rapidly growing our recurring revenue base, as we drive toward sustained profitability and positive cash flow.” Firer added, “We are maintaining our focus toward Acies evolving into a premier provider of comprehensive payment processing solutions. We will continue to offer a full spectrum of state-of-the-art, innovative, value added products and services, and continue to provide superior service to small- to medium-size merchants across the country.”

Acies will host a teleconference on Tuesday, February 13, 2007, beginning at 11:00 AM Eastern, and invites all interested parties to join management in a discussion regarding the Company's financial results, corporate progress and other meaningful developments. The conference call can be accessed via telephone by dialing 800-591-6944 and entering the passcode 28974586, or via the Internet at www.aciesinc.com. For those unable to participate at that time, a replay of the web cast will be available for 90 days on www.aciesinc.com.

14 Wall Street, Suite 1620
New York, New York 10005

About Acies Corporation (pronounced “ay-see-us”)
Headquartered in New York City, Acies Corporation is a business services company that, through its wholly owned subsidiary, Acies, Inc., specializes in providing payment processing services primarily to small- to medium-sized merchants across the United States. Acies' payment processing services enable merchants to process Credit, Debit, Electronic Benefit Transfer (EBT), Check Conversion, and Gift & Loyalty transactions. Acies also offers traditional and next-generation point-of-sale (POS) terminals, which enable merchants to utilize Acies' payment processing services. For more information, visit http://www.aciesinc.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission, including the risk factors in its form 10-KSB for the year ended March 31, 2006. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

FINANCIAL CHARTS TO FOLLOW

ACIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Nine Months Ended December 31, 2006 and 2005
(Unaudited)

	Three Months Ended December 31		Nine Months Ended December 31
	2006	2005	2006	2005

Revenues	$2,932,298	$2,716,075	$8,960,737	$6,409,761
Cost of revenues	2,631,659	2,217,883	7,971,588	5,333,643
Gross margin	300,639	498,192	989,149	1,076,118

General, administrative and selling	695,367	520,385	1,792,827	1,526,282
Operating Loss	(394,728)	(22,193)	(803,678)	(450,164)

Loss on extinguishment of debt	-	-	-	(28,453)
Interest expense	(10,731)	-	(10,731)	(1,063)
Interest income	438	108	438	4,087

Net Loss	($405,021)	($22,085)	($813,971)	($475,593)

Basic and diluted net loss per share	($0.01)	($0.00)	($0.02)	($0.01)
Weighted average shares outstanding	51,161,502	47,164,597	51,028,259	47,757,258

ACIES CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS
	December 31, 2006	March 31, 2006
Current Assets	(Unaudited)	(1)
Cash	$3,722	$124,804
Accounts receivable	1,178,176	926,647
Total current assets	1,181,898	1,051,451

Other assets and deposits	51,220	41,042
Fixed assets, net of accumulated depreciation of $19,982 and $11,672, respectively	22,505	30,515
Merchant Terminal Equipment, net of accumulated depreciation of $88,522 and $30,471, respectively	147,230	158,712
Total Assets	$1,402,853	$1,281,720

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expense	$1,139,396	$904,762
Deferred revenue	86,590	-
Short-term portion of Note Payable	229,699	-
Accrued compensation to officers	140,000	160,000
Merchant Equipment Deposits	18,810	13,959
Total current liabilities	1,614,495	1,078,721

Long-term portion of Note Payable	85,679	-
Deferred Rent and Other Obligations	33,839	33,839

Total Liabilities	1,734,013	1,112,560

Commitment and contingencies

Shareholders' Equity (Deficit)
Common stock, $0.01 par value, 200,000,000 shares authorized, 51,169,095 and 50,563,751 shares issued and outstanding respectively	51,169	50,564
Additional paid in capital	4,747,960	4,434,914
Accumulated deficit	(5,130,289)	(4,316,318)
Total Shareholders' Equity (Deficit)	(331,160)	169,160
Total Liabilities and Shareholders' Equity	$1,402,853	$1,281,720

(1) Derived from the Audited Consolidated Financial Statements for the year ended March 31, 2006.

FOR MORE INFORMATION, PLEASE CONTACT:
Jeffrey A. Tischler
Executive Vice President and Chief Financial Officer
(212) 931-5182
jeff@aciesinc.com